Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Jeremy Rohen T +1 410.531.8234 jeremy.rohen@grace.com

Festa Retires from Grace Board of Directors;
Steffen Elected Non-executive Chairman

COLUMBIA, Md. – Nov. 7, 2019 – W. R. Grace & Co. (NYSE: GRA) today announced that Fred Festa, non-executive Chairman of Grace’s Board of Directors, is retiring from the Board, consistent with its leadership transition plan. Christopher J. Steffen, formerly Lead Independent Director, has been elected to succeed Festa as non-executive Chairman. With Festa’s retirement, the Grace Board now has 10 directors.
Festa joined Grace in 2003. He was elected to the Board in 2004 and served as Chief Executive Officer from 2005 until 2018. He was elected Chairman in 2008 and became non-executive Chairman upon his retirement as CEO.
Steffen was elected to the Board in 2006 and has served as Lead Independent Director since 2012. He will continue as Chair of the Board’s Nominating and Governance Committee. During his tenure, Steffen has been instrumental in leading a Board refreshment initiative that has significantly improved the Board’s skill set and diversity.
“We are grateful for all of Fred’s contributions during his long tenure as Chairman and CEO,” said Steffen. “Fred has delivered exceptional performance for the company, driving top-tier profitability and positioning us for long-term success. We wish him well as he spends more time with his family and pursues new challenges.”
About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts and engineered materials. The company’s two industry-leading business segments-Catalysts Technologies and Materials Technologies-provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 3,900 employees, Grace operates and/or sells to customers in over 70 countries. More information about Grace is available at grace.com.

# # #

1 grace.com	Talent | Technology | Trust™